Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of MDU Resources Group, Inc. of our report dated June 14, 2019, relating to the statements of net assets available for benefits of MDU Resources Group, Inc. 401(k) Retirement Plan as of December 31, 2018 and 2017 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, appearing in the Annual Report on Form 11-K of the MDU Resources Group, Inc. 401(k) Retirement Plan for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

November 18, 2019